Sonus Networks Provides Financial Information for First Half and Fiscal Year 2007; Comments on Options Review and Nasdaq Listing

WESTFORD, Mass., July 26 /PRNewswire-FirstCall/ -- Sonus Networks, Inc. (Nasdaq: SONS), a leading supplier of service provider Voice over IP (VoIP) infrastructure solutions, announced today that it is providing preliminary financial results for the first half of 2007 and reaffirmed its non-GAAP operating income objective.

Based on its review to date, the Company expects to report year-over-year revenue growth for the first half of 2007 of 16% - 18%. The Company's performance for the first half of 2007 is principally a reflection of an expected shift in certain operators' capital spending to the second half of the year. The Company also expects to report an order-to-revenue ratio that is slightly below 1 for the second quarter, resulting primarily from a longer than expected approval cycle for a significant initial order from a new customer that is now expected in the second half of the year.

For the full year 2007, the Company continues to expect its business to grow at least in line with the overall market forecasts of 20 - 25% annually. The expected shift in operators' capital spending combined with the scope and complexity of certain large deployments underway is expected to result in revenue conversion for the year that will yield year-over-year revenue growth of 14% - 17% for fiscal 2007. With annual business growth in excess of year-over-year revenue growth, the Company expects to again build its backlog as it exits the year. Additionally, the Company continues to target achieving its long-term non-GAAP operating income objective of 17 - 20% in the fourth quarter of 2007.

The Company will host a conference call on August 7, 2007 to discuss its performance for the second quarter and first half of fiscal 2007.

"While we achieved solid revenue growth during the 1st half of 2007, we are of course disappointed that we did not reach the even greater revenue growth opportunities we have been targeting due to the shift in capital spending patterns of certain operators," said Hassan Ahmed, Chairman and CEO, Sonus Networks. "With deployments at the world's five largest operators, we have a clear view of the undiminished demand in the IP-Voice market combined with how and where it is unfolding. We are very pleased that our compelling solutions and deep experience are being selected as the foundation on which the industry's largest operators are relying for their broad and complex IP-communications networks. These trends and our position in the industry give us confidence in our ability to execute on the growth opportunities in the market."

Stock Option Review Update

As previously reported, in August 2006, the Company and its Audit Committee commenced a voluntary review of the Company's stock option granting practices and related accounting. In November 2006, the Company announced that its Audit Committee had completed the voluntary review of the Company's historical stock option granting practices with respect to options granted since its initial public offering in May 2000. The investigation included the collection of over 220 gigabytes of electronic data, a review of more than 2.5 million documents, interviews of numerous current and former directors, officers and employees of the Company and a comprehensive assessment of all of the approximately 5,100 stock option grants issued since the Company's initial public offering. The review was conducted by outside counsel and forensic accountants under the supervision of the Audit Committee and with the full support and cooperation of the Company's current management and personnel.

Based on its analysis to date, the Company anticipates that it will record additional, cumulative, non-cash, stock-based compensation expense for the periods of 2000 through 2005. Additionally, the Company also expects to record tax adjustments related to the stock option review and other previously unrecorded adjustments previously determined to be immaterial.

As the Company previously announced, the review identified no improper conduct or violation of Company policies by any member of the Company's current management.

NASDAQ Listing Update

Sonus also reported today that the Nasdaq Board of Directors has granted the Company until September 17, 2007 to file all delinquent SEC periodic reports necessary to regain compliance with the requirements for continued listing on the NASDAQ Global Select Market.

The Company continues to work diligently to file its Quarterly Reports on Form 10-Q for each of the quarters ended June 30, 2006, September 30, 2006 and March 31, 2007 and its Annual Report on Form 10-K for the year ended December 31, 2006 as soon as possible and expects to file these reports prior to the September 17, 2007 deadline. With these filings, Sonus believes that it will regain compliance with the requirements for continued listing.

About Sonus Networks

Sonus Networks, Inc. is a leading provider of voice over IP (VoIP) infrastructure solutions for wireline and wireless service providers. With its comprehensive IP Multimedia Subsystem (IMS) solution, Sonus addresses the full range of carrier applications, including residential and business voice services, wireless voice and multimedia, trunking and tandem switching, carrier interconnection and enhanced services. Sonus' voice infrastructure solutions are deployed in service provider networks worldwide. Founded in 1997, Sonus is headquartered in Westford, Massachusetts. Additional information on Sonus is available at http://www.sonusnet.com.

This release contains forward-looking statements regarding future events, including the Company's 2007 financial results, that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to Item 1A "Risk Factors" of Sonus' Quarterly Report on Form 10-Q for the period ended March 31, 2006, filed with the SEC, which identifies important risk factors that could cause actual results to differ from those contained in the forward-looking statements. Risk factors include among others: the impact of material weaknesses in our disclosure controls and procedures and our internal control over financial reporting on our ability to report our financial results timely and accurately; the unpredictability of our quarterly financial results; risks and uncertainties associated with the Company's restatement of its historical stock option granting practices and accounting including regulatory actions or litigation; whether the Company will remain listed on the NASDAQ Global Select Market; risks associated with our international expansion and growth; consolidation in the telecommunications industry; and potential costs resulting from pending securities litigation against the Company. Any forward-looking statements represent Sonus' views only as of today and should not be relied upon as representing Sonus' views as of any subsequent date. While Sonus may elect to update forward-looking statements at some point, Sonus specifically disclaims any obligation to do so.

Sonus is a registered trademark of Sonus Networks, Inc. All other company and product names may be trademarks of the respective companies with which they are associated.

For more information, please contact:

Investor Relations:	Sonus Media Relations:
Jocelyn Philbrook	Sarah McAuley
978-614-8672	978-614-8745
jphilbrook@sonusnet.com	smcauley@sonusnet.com